PROSPECTUS                 Pricing Supplement No. 3370
Dated April 28, 1999       Dated May 12, 1999
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated May 3, 1999          No's 333-59707 and 333-76479

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                     (Floating Rate Notes)

Trade Date:  May 12, 1999

Settlement Date (Original Issue Date):  May 19, 1999

Maturity Date:  May 19, 2000

Principal Amount (in Specified Currency):  USD300,000,000

Price to Public (Issue Price):  100%

Agent's Discount or Commission:  0.040%

Net Proceeds to Issuer (in Specified Currency):  USD299,880,000

Interest Rate:
  Interest Calculation:
  X Regular Floating Rate
  _ Inverse Floating Rate
  _ Other Floating Rate

  Interest Rate Basis:  _ CD Rate   _ Commercial Paper Rate
   _  Federal Funds Rate _ LIBOR _ Treasury Rate _ Prime Rate
   _  CMT Rate _ 11th District Cost of Funds Rate X Other:  See Below

Spread   (Plus  or  Minus):   flat     Spread Multiplier:  N/A

Index Maturity: 10 years               Index Currency: U.S. Dollar

Maximum Interest Rate: N/A             Minimum Interest Rate:  N/A

Interest Payment Period:  Monthly

Interest Payment Dates:     Monthly, on the 19th of each month,
                            commencing June 19, 1999.

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                         (Floating Rate Notes)
                              Page 2
                         Pricing Supplement No. 3370
                         Dated May 12, 1999
                         Rule 424(b)(3)-Registration Statement
                         No.'s 333-59707 and 333-76479



  Interest will be determined for each observation period based on the formula described below. In the event that any Interest Payment Date would otherwise be a day that is not a Business Day, the rate will be that rate set on the previous Business Day.

  Interest Rate Per Annum:

   = 6.32%  X   number of days where CMT Rate > 4.75% and < 6.25%
                in  the Observation Period below
                ___________________________________________________
                the total  number of days in the Observation Period

Interest Reset Periods and Dates:     Daily.

Observation Period          Observation Period      Interest Payment
Start                       End                     Date
4/19/99                     5/18/99                 6/19/99
5/19/99                     6/18/99                 7/19/99
6/19/99                     7/18/99                 8/19/99
7/19/99                     8/18/99                 9/19/99
8/19/99                     9/18/99                 10/19/99
9/19/99                    10/18/99                 11/19/99
10/19/99                   11/18/99                 12/19/99
11/19/99                   12/18/99                  1/19/00
12/19/99                   1/18/00                   2/19/00
1/19/00                    2/18/00                   3/19/00
2/19/00                    3/18/00                   4/19/00
3/19/00                    4/18/00                   5/19/00

Day Count Basis:    Actual/Actual

Form of Notes:

 X  DTC registered        _ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A


                         (Floating Rate Notes)
                              Page 3
                         Pricing Supplement No. 3370
                         Dated May 12, 1999
                         Rule 424(b)(3)-Registration Statement
                         No.'s 333-59707 and 333-76479

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A


Indexed Notes:

  Currency Base Rate:  N/A

Additional Information:

    The  Calculation Agent for the Notes will be Lehman  Brothers
Inc.

   General.

   At March 27, 1999 the Company had outstanding indebtedness totalling $167.367 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 27, 1999, excluding subordinated notes payable after one year, was equal to $166.670 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

           Year Ended December 31,      Three Months Ended
     1994  1995  1996  1997 1998        March 27, 1999
     1.63  1.51  1.53  1.48 1.50            1.53

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

  Lehman Brothers Inc. is acting as agent in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.040% of the principal amount of the Notes.